Exhibit 99.1

GoodRx Expands Executive Team With New Interim CEO

Scott Wagner, Former CEO of GoDaddy, Appointed Interim CEO

GoodRx Co-Founders Doug Hirsch and Trevor Bezdek to Serve as

Chief Mission Officer and Chairman, Respectively

SANTA MONICA, Calif., (April 25, 2023) – GoodRx Holdings, Inc. (NASDAQ: GDRX), a leading digital healthcare platform, today announced that Scott Wagner has been appointed Interim Chief Executive Officer, effective April 25, 2023. Co-founders Doug Hirsch and Trevor Bezdek have transitioned into new roles as Chief Mission Officer and Chairman, respectively. Wagner will work closely with Hirsch and Bezdek, who remain part of the GoodRx leadership team, to accelerate product innovation, strengthen the Company’s ecosystem of industry partners, and grow its customer base.

Wagner joins GoodRx with more than 25 years of experience helping companies deliver growth at scale, while building exceptional customer experiences. He spent eight years at GoDaddy Inc., as Chief Executive Officer and President/Chief Operating Officer/Chief Financial Officer, tripling revenue to approximately $3 billion by expanding the company’s product suite, growing its customer base, and increasing customer engagement. Wagner also sits on the board of several high-growth tech companies, including GoFundMe, Kajabi, DoubleVerify and BILL. With a deep passion for mission-driven consumer tech brands, Wagner is expected to evolve the GoodRx value proposition by delivering new experiences that provide exceptional value to consumers, healthcare providers, and manufacturers.

“GoodRx has an incredible mission – making healthcare more affordable and accessible. It serves a huge number of Americans and its platform is loved by consumers and healthcare professionals alike,” said Scott Wagner, Interim CEO of GoodRx. “I look forward to helping the company expand its core consumer marketplace to serve more people with a richer, engaging experience for their healthcare needs. GoodRx has a number of exciting opportunities to add value across the ecosystem of healthcare professionals, pharmacies, insurers and manufacturers – all in service of getting the consumer the right medication affordably and easily.”

“Every American deserves affordable and accessible healthcare, and that belief has guided us for 12 years,” said Doug Hirsch, co-founder and Chief Mission Officer of GoodRx. “We have helped Americans save over $55 billion on their medications to date, and we’ve become a service that millions of consumers rely on. The more we help, the more we find new ways we can make an impact. Scott has an incredible track record of growing and evolving public companies, and I am eager to support him as we enter the next phase of the company’s growth.”

In his new role as Chief Mission Officer, Hirsch will continue to operationalize GoodRx’s mission of making healthcare more affordable and accessible. He is expected to work closely with the healthcare industry, including GoodRx’s network of healthcare providers and pharma partners, to help GoodRx deliver the tools and resources they need to help patients navigate the opaque, complex American healthcare system.

In his role as Chairman, Bezdek is expected to provide direction on healthcare strategy, foster relationships with strategic industry partners, support the CEO and executive team, and help drive innovation by identifying new product and growth opportunities.

“It’s incredible to think about how far we have come. Millions of Americans rely on GoodRx to access life-saving care,” said Trevor Bezdek, co-founder and Chairman of GoodRx. “We had a good start to the year in relation to our overall plan and focus on driving efficiency and margin, and our Monthly Active Consumers1 count was in the range we expected. I am confident that Scott’s fresh perspective and business acumen will build on our legacy and take us to new heights. We look forward to updating investors further on our May 10 earnings call.”

About GoodRx

GoodRx is a leading digital healthcare platform that makes healthcare affordable and convenient for all Americans. We offer consumers free access to transparent and lower prices for brand and generic medications, affordable and convenient medical provider consultations via telehealth, and comprehensive healthcare research and information. Since 2011, we have helped consumers save over $55 billion and are one of the most downloaded medical apps over the past decade.

GoodRx periodically posts information that may be important to investors on its investor relations website at https://investors.goodrx.com. We intend to use our website as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors and potential investors are encouraged to consult GoodRx’s website regularly for important information, in addition to following GoodRx’s press releases, filings with the Securities and Exchange Commission and public conference calls and webcasts. The information contained on, or that may be accessed through, GoodRx’s website is not incorporated by reference into, and is not a part of, this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, growth and financial results, our potential for growth, our relationship with industry participants and partners and other third parties, demand for our offerings, benefits to consumers from our offerings, underlying trends in our business and the benefits of new hires and anticipated contributions from Messrs. Wagner, Hirsch and Bezdek in their new roles. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, risks relating to our ability to attract and retain talent and the important factors discussed under the caption “Risk Factors” in GoodRx’s Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Press Contact

press@goodrx.com

Investor Relations Contact

ir@goodrx.com

[1]

Refer to “Glossary of Selected Terminology” and “Key Financial and Operating Metrics” sections included in the forepart and Part II, Item 7, respectively, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for definition of, and additional information on, Monthly Active Consumers.